Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

OF

ASSERTIO THERAPEUTICS, INC.

A DELAWARE CORPORATION,

AND

DEPOMED, INC.,

A CALIFORNIA CORPORATION

This AGREEMENT AND PLAN OF MERGER, dated as of August 10, 2018 (the “Merger Agreement”), is made by and between Assertio Therapeutics, Inc., a Delaware corporation (“Depomed-Delaware”), and Depomed, Inc., a California corporation (“Depomed-California”). Depomed-Delaware and Depomed-California are referred to herein as the “Constituent Corporations.” Depomed-Delaware is a wholly-owned subsidiary of Depomed-California.

RECITALS

A. Depomed-Delaware is a corporation duly incorporated and existing under the laws of the State of Delaware and has a total authorized capital stock of 205,000,000 shares, of which 200,000,000 are designated common stock, par value $0.0001 per share (the “Depomed-Delaware Common Stock”), and 5,000,000 are designated Preferred Stock, par value $0.0001 per share (the “Depomed-Delaware Preferred Stock”). The Depomed-Delaware Preferred Stock is undesignated as to series, rights, preferences, privileges or restrictions. As of the date hereof, and before giving effect to the transactions contemplated hereby, 1,000 shares of Depomed-Delaware Common Stock are issued and outstanding, all of which are held by Depomed-California, and no shares of Depomed-Delaware Preferred Stock are issued and outstanding.

B. Depomed-California is a corporation duly incorporated and existing under the laws of the State of California and has a total authorized capital stock of 205,000,000 shares, of which 200,000,000 are designated common stock, without par value (the “Depomed-California Common Stock”), and 5,000,000 are designated Preferred Stock, without par value (the “Depomed-California Preferred Stock”). The Depomed-California Preferred Stock is undesignated as to series, rights, preferences, privileges or restrictions. As of the date hereof, and before giving effect to the transactions contemplated hereby, 63,915,766 shares of Depomed-California Common Stock, and no shares of Depomed-California Preferred Stock are issued and outstanding.

C. The Board of Directors of Depomed-California has determined that, for the purpose of effecting the reincorporation of Depomed-California in the State of Delaware, it is advisable and in the best interests of Depomed-California and its shareholders that Depomed-California merge with and into Depomed-Delaware upon the terms and conditions herein provided.

D.    The Constituent Corporations intend, by executing this Merger Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”), and to cause the Merger (as defined below) to qualify as a reorganization under the provisions of Section 368 of the Code.

E. The respective Boards of Directors of the Constituent Corporations and the shareholders of Depomed-California have approved this Merger Agreement and have directed that this Merger Agreement be executed by the undersigned officers.

NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, Depomed-Delaware and Depomed-California hereby agree, subject to the terms and conditions hereinafter set forth, as follows:

1.     MERGER

1.1 Merger. In accordance with the provisions of this Merger Agreement, the General Corporation Law of the State of Delaware (the “DGCL”) and the California Corporations Code, Depomed-California shall be merged with and into Depomed-Delaware (the “Merger”), the separate existence of Depomed-California shall cease and Depomed-Delaware shall be, and is herein sometimes referred to as, the “Surviving Corporation,” and the name of the Surviving Corporation shall be Depomed, Inc.

1.2 Filing and Effectiveness. The Merger shall become effective in accordance with Section 1108 of the California Corporations Code and Section 252 of the DGCL. The date and time when the Merger shall become effective, as aforesaid, is herein called the “Effective Date.”

1.3 Effect of the Merger. Upon the Effective Date, the separate existence of Depomed-California shall cease, and Depomed-Delaware, as the Surviving Corporation, shall: (i) continue to possess all of its assets, rights, powers and property as constituted immediately prior to the Effective Date, (ii) be subject to all actions previously taken by its and Depomed- California’s Boards of Directors, (iii) succeed, without other transfer, to all of the assets, rights, powers and property of Depomed-California in the manner as more fully set forth in Section 259 of the DGCL, (iv) continue to be subject to all of its debts, liabilities and obligations as constituted immediately prior to the Effective Date, and (v) succeed, without other transfer, to all of the debts, liabilities and obligations of Depomed-California in the same manner as if Depomed-Delaware had itself incurred them, all as more fully provided under the applicable provisions of the DGCL and the California Corporations Code.

2.    CHARTER DOCUMENTS, DIRECTORS AND OFFICERS

2.1 Certificate of Incorporation. The Certificate of Incorporation of Depomed-Delaware as in effect immediately prior to the Effective Date (the “Certificate of Incorporation”) shall continue in full force and effect as the Certificate of Incorporation of the Surviving Corporation until duly amended in accordance with the provisions thereof and applicable law.

2.2 Bylaws. The Bylaws of Depomed-Delaware as in effect immediately prior to the Effective Date shall continue in full force and effect as the Bylaws of the Surviving Corporation until duly amended in accordance with the provisions thereof and applicable law.

2.3 Directors and Officers. The Constituent Corporations shall take all necessary action such that the directors and officers of Depomed-California immediately prior to the Effective Date shall be the directors and officers of the Surviving Corporation until their successors shall have been duly elected and qualified or until as otherwise provided by law, the Certificate of Incorporation of the Surviving Corporation or the Bylaws of the Surviving Corporation.

3.    MANNER OF CONVERSION OF STOCK

3.1 Depomed-California Common Stock. Upon the Effective Date, each share of Depomed-California Common Stock issued and outstanding immediately prior thereto shall, by virtue of the Merger and without any action by the Constituent Corporations, the holder of such shares or any other person, be converted into and exchanged for one (1) fully paid and nonassessable share of Depomed-Delaware Common Stock.

3.2 Depomed-Delaware Common Stock. Upon the Effective Date, each share of Depomed-Delaware Common Stock issued and outstanding immediately prior thereto shall, by virtue of the Merger and without any action by Depomed-Delaware, or the holder of such shares or any other person, be cancelled and returned to the status of authorized and unissued shares of Depomed-Delaware Common Stock, without any consideration being delivered in respect thereof.

3.3 Exchange of Certificates. After the Effective Date, each holder of an outstanding certificate representing shares of Depomed-California Common Stock may, at such shareholder’s option, surrender the same for cancellation to an exchange agent designated by the Surviving Corporation (the “Exchange Agent”), and each such holder shall be entitled to receive, in exchange therefor, a certificate or certificates representing the number of shares of Depomed-Delaware Common Stock into which the shares formerly represented by the surrendered certificate were converted as herein provided. Until so surrendered, each certificate that represented shares of Depomed-California Common Stock outstanding immediately prior to the Effective Date shall be deemed for all purposes, from and after the Effective Date, to represent the number of shares of Depomed-Delaware Common Stock into which such shares of Depomed-California Common Stock were converted in the Merger. In addition:

(a) The registered owner on the books and records of the Surviving Corporation or the Exchange Agent of any shares of stock represented by such certificate shall, until such certificate shall have been surrendered for transfer or conversion or otherwise accounted for to the Surviving Corporation or the Exchange Agent, have and be entitled to exercise any voting and other rights with respect to and to receive dividends and other distributions upon the shares of Depomed-Delaware Common Stock represented by such certificate as provided above.

(b) Each certificate representing shares of Depomed-Delaware Common Stock so issued in the Merger shall bear the same legends, if any, with respect to the restrictions on transferability as the certificate of Depomed-California so converted and given in exchange therefor, unless otherwise determined by the Board of Directors of the Surviving Corporation in compliance with applicable laws.

3.4 Depomed-California Employee Benefit and Equity Incentive Plans.

(a) Upon the Effective Date, the Surviving Corporation shall assume and continue any and all employee benefit and incentive compensation plans existing immediately prior to the Effective Date, including all stock option, stock incentive  and other equity-based award plans heretofore adopted by Depomed-California (collectively, the “Plans”). Each outstanding and unexercised option, warrant, restricted stock unit or other right to purchase or receive, or security convertible into, Depomed-California Common Stock shall become an option, warrant, restricted stock unit or other right to purchase or receive, or security convertible into, Depomed-Delaware Common Stock on the basis of one (1) share of Depomed-Delaware Common Stock for each one (1) share of Depomed-California Common Stock issuable pursuant to any such option, warrant, restricted stock unit or right to purchase or receive, or convertible security, on the same terms and conditions as were applicable to such option, warrant, restricted stock unit, other right or security prior to the Effective Date. For avoidance of doubt, the Depomed-Delaware stock options, warrants, rights and securities will, as applicable, have an exercise price per share equal to the exercise price per share applicable to any such Depomed-California option, warrant, right and security prior to the Effective Date. Other than the change in the identity of the corporation to which the awards granted under the Plans are subject, no other changes in the terms and conditions of such options, restricted stock units or other equity awards will occur.

(b) A number of shares of Depomed-Delaware Common Stock shall be reserved for issuance under the Plans equal to the number of shares of Depomed-California Common Stock so reserved immediately prior to the Effective Date.

(c)  The registration statements of Depomed-California on file with the SEC immediately prior to the effective time of the Merger will be assumed by Depomed-Delaware, and the shares of Common Stock of Depomed-Delaware will continue to be listed on the NASDAQ.

4.    CONDITIONS

4.1 Conditions to Depomed-California’s Obligations. The obligations of Depomed-California under this Merger Agreement shall be conditioned upon the occurrence of the following events:

(a) The principal terms of this Merger Agreement shall have been duly approved by the shareholders of Depomed-California;

(b) Any consents, approvals or authorizations that Depomed-California deems necessary or appropriate to be obtained in connection with the consummation of the Merger shall have been obtained, including, but not limited to, approvals with respect to federal and state securities laws; and

(c) The Depomed-Delaware Common Stock to be issued and reserved for issuance in connection with the Merger shall have been approved for listing by the NASDAQ Stock Market.

5.     GENERAL

5.1 Covenants of Depomed-Delaware. Depomed-Delaware covenants and agrees that it will, on or before the Effective Date:

(a) File this Merger Agreement with the Secretary of State of the State of California; and

(b) Take such other actions as may be required by the California Corporations Code.

5.2 Further Assurances. From time to time, as and when required by Depomed-Delaware or by its successors or assigns, there shall be executed and delivered on behalf of Depomed-California such deeds and other instruments, and there shall be taken or caused to be taken by Depomed-Delaware and Depomed-California such further and other actions, as shall be appropriate or necessary in order to vest or perfect in or conform of record or otherwise by Depomed-Delaware the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of Depomed-California and otherwise to carry out the purposes of this Merger Agreement, and the officers and directors of Depomed-Delaware are fully authorized in the name and on behalf of Depomed-California or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

5.3 Abandonment. At any time before the Effective Date, this Merger Agreement may be terminated and the Merger may be abandoned for any reason whatsoever by the Board of Directors of either or both of the Constituent Corporations, notwithstanding the approval of this Merger Agreement by the shareholders of Depomed-California or by the sole stockholder of Depomed-Delaware, or by both. In the event of the termination of this Merger Agreement, this Merger Agreement shall become void and of no effect and there shall be no obligations on either Constituent Corporation or their respective Board of Directors, shareholders or stockholders with respect thereto.

5.4 Amendment. The Boards of Directors of the Constituent Corporations may amend this Merger Agreement at any time prior to the effectiveness of the filing of this Merger Agreement (or a certificate of merger in lieu thereof) with the Secretaries of State of the States of California and Delaware, provided that an amendment made subsequent to the adoption of this Merger Agreement by the shareholders or stockholders of either Constituent Corporation shall not, unless approved by such shareholders or stockholders as required by law:

(a) Alter or change the amount or kind of shares, securities, cash, property and/or rights to be received in exchange for or on conversion of all or any of the shares of any class or series thereof of such Constituent Corporation;

(b) Alter or change any term of the Certificate of Incorporation of the Surviving Corporation to be effected by the Merger; or

(c) Alter or change any of the terms and conditions of this Merger Agreement if such alteration or change would adversely affect the holders of any class or series of capital stock of any Constituent Corporation.

5.5 Governing Law. This Merger Agreement shall in all respects be construed, interpreted and enforced in accordance with and governed by the laws of the State of Delaware and, so far as applicable, the merger provisions of the California Corporations Code.

5.6 Counterparts. In order to facilitate the filing and recording of this Merger Agreement, the same may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

(Remainder of this page intentionally left blank.

Signatures of the parties follow on the next page.)

IN WITNESS WHEREOF, this Merger Agreement, having first been approved by resolutions of the Boards of Directors of Assertio Therapeutics, Inc., a Delaware corporation, and Depomed, Inc., a California corporation, and is hereby executed on behalf of each of such two corporations and attested by their respective officers thereunto duly authorized.

ASSERTIO THERAPEUTICS, INC.
a Delaware corporation

By:	/s/ Arthur J. Higgins
Arthur J. Higgins
President

By:	/s/ Phillip B. Donenberg
Phillip B. Donenberg
Secretary

DEPOMED, INC.,
a California corporation

By:	/s/ Arthur J. Higgins
Arthur J. Higgins
President and Chief Executive Officer

By:	/s/ Phillip B. Donenberg
Phillip B. Donenberg
Senior Vice President and Chief Financial Officer